                                  EXHIBIT 12.1


                       AMERICAN EXPRESS CREDIT CORPORATION
                 (a wholly-owned subsidiary of American Express
                     Travel Related Services Company, Inc.)

          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                            Nine Months Ended
                              September 30,
                               (Unaudited)               Years Ended December 31,
                            -----------------   ------------------------------------------
                               2003   2002       2002     2001     2000     1999     1998
                            -----------------   ------------------------------------------
Earnings:
Net income                    $ 189   $ 150     $  228   $  277   $  286   $  223   $  237
Income tax provision             99      77        118      140      150      120      128
Interest expense                639     691        916    1,458    1,459    1,130    1,190
                              -------------     ------------------------------------------

Total earnings (a)            $ 927   $ 918     $1,262   $1,875   $1,895   $1,473   $1,555
                              =============     ==========================================

Fixed charges -
   interest expense (b)       $ 639   $ 691     $  916   $1,458   $1,459   $1,130   $1,190
                              =============     ==========================================

Ratio of earnings
   to fixed charges (a/b)      1.45    1.33       1.38     1.29     1.30     1.30     1.31

Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.